UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 21, 2016
ALIMERA SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34703	20-0028718
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6120 Windward Parkway Suite 290 Alpharetta, Georgia		30005
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (678) 990-5740

Not Applicable
(Former name or former address if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Definitive Material Agreement.

As previously disclosed, on April 24, 2014, Alimera Sciences Limited (“Limited”), a subsidiary of Alimera Sciences, Inc. (the “Company”), entered into a Loan and Security Agreement (the "Loan Agreement") with the several banks and other financial institutions or entities from time to time parties to the Loan Agreement (collectively, referred to as the “Lender”) and Hercules Capital, Inc. (formerly known as Hercules Technology Growth Capital, Inc.), a Maryland corporation, in its capacity as administrative agent for itself and the Lender (the “Agent”) pursuant to which the Company obtained a loan in the aggregate principal amount of $35 million (the “Term Loan”). Also, as previously disclosed, on November 2, 2015, March 14, 2016 and May 26, 2016, Limited entered into various amendments to the Loan Agreement (these various amendments together with the Loan Agreement, the “Amended Loan Agreement”). The Lender and Agent waived a default under the Amended Loan Agreement and amended other covenants as set forth therein and described below, pursuant to a waiver executed by the parties on July 21, 2016 (the "Waiver").

Waiver

In connection with the Amended Loan Agreement, Limited agreed to covenants regarding certain revenue thresholds and liquidity for the Company. The occurrence of a default of either of these covenants could result in the acceleration of Limited’s obligations under the Amended Loan Agreement and an increase to the applicable interest rate, and would permit the Lender to exercise remedies with respect to the collateral under the Amended Loan Agreement, including declaring the entire Term Loan due and payable.

The Waiver cures the default of the liquidity threshold currently existing under the Amended Loan Agreement and modifies the liquidity covenant requirement so that Limited and the Company must keep at least $20 million in liquidity, consisting of accounts receivables from customers in the United States and cash, of which at least $12.5 million must be held in cash in bank accounts that are subject to an account control agreement in favor of Lender, or that are subject to a first lien perfected security interest in favor of Lender. In addition, up to $2 million in unrestricted cash held by Limited, the Company or its subsidiaries located outside the United States and United Kingdom shall be permitted to apply to the $12.5 million of required cash. The Waiver modifies the 3-month trailing revenue covenant so that it is not measured at the end of July and reduces the 3-month trailing revenue target to be measured at August 31, 2016. Following execution of the Waiver, Limited will pay to the Lender a weekly ticking fee ("Weekly Ticking Fee") equal to 0.05% multiplied by the outstanding principal amount of all Term Loan Advances (as defined in the Loan Agreement), which currently is calculated at $17,500 every week. The Weekly Ticking Fee will no longer be payable if the Company raises collectively $15,000,000 in equity. Finally, Limited has agreed that it will pay Lender a fee of $350,000 no later than September 1, 2016.

Amendment to Warrant Agreement

In connection with the March 14, 2016 amendment to the Loan Agreement, the Company entered into an amended warrant agreement with Hercules Technology II, L.P. (the “Warrantholder"), to purchase up to 862,069 shares of the Company’s common stock at an exercise price of $2.03 per share (as previously amended, the “Warrant”). In connection with the Waiver, the Company agreed to further amend the terms of the Warrant ( the "Amended Warrant") by increasing the number of shares that may be purchased by the Warrantholder to 1,258,993 shares and reducing the exercise price to $1.39 per share.
Copies of the Waiver and the Amended Warrant will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ending September 30, 2016. The foregoing description of the terms of the Waiver and Warrant Amendment is qualified in its entirety by reference to the full text of such exhibits.

Item 2.02. Results of Operations and Financial Condition.

On July 26, 2016, Alimera issued a press release regarding its revenue for the second quarter ended June 30, 2016.
The information in Item 2.02 of this Current Report on Form 8-K and the press release furnished as Exhibit 99.1 hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated herein by reference.

Item 3.02.    Unregistered Sales of Equity Securities

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D, promulgated thereunder in connection with the issuance of the Amended Warrant. The Amended Warrant and the shares of common stock issuable thereunder, have not been registered under the Securities Act, or state securities laws, and may not be offered or sold in the United States without being registered with the SEC or through an applicable exemption from SEC registration requirements.

The other information called for by this item is contained in Item 1.01, which is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated July 26, 2016

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIMERA SCIENCES, INC.

Dated: July 26, 2016	By:	/s/ RICHARD S. EISWIRTH, JR.
	Name:	Richard S. Eiswirth, Jr.
	Title:	President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Alimera Sciences, Inc. dated July 26, 2016